EXHIBIT 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 22, 2022, on our audit of the consolidated financial statements of Farmers & Merchants Bancorp, Inc. as of December 31, 2022 and 2021, and for the three-year period ended December 31, 2021, which report is included in Farmers & Merchants Bancorp, Inc.’s Annual Report on Form 10-K.

Fort Wayne, Indiana

July 25, 2022